EXHIBIT 4.10

OPTION AGREEMENT WITH MINERA PHELPS DATED SEPTEMBER 19, 2007

OPTION AGREEMENT

(Junin Group)

THIS OPTION AGREEMENT is made effective as of the __day of _______, 2007.

BETWEEN:

MINERA PHELPS DODGE PERU S.A.C., a company organized under the laws of Peru (“MPDP”),

OF THE FIRST PART

AND

AMERA RESOURCES (BVI) INC. , a corporation organized under the laws of the British Virgin Islands. (“AMERA”).

OF THE SECOND PART

RECITALS:

A.                       The Parties have agreed in principle to terms by which AMERA will be granted the exclusive option to explore and to acquire up to a 70% ownership interest in the Chuquitura, Ocoro, Cinta Verde and Rosas groups of mineral concessions situated in central Peru, all of which are held by MPDP, described in Schedule A attached hereto and shown, for illustrative purposes only, on the maps or plats  included in said Schedule A (the mineral concessions being referred to collectively as the “Property” and the groups of concessions being referred to individually as a “Claim Group”); and

B.                      The following sets forth the terms and conditions upon which: (i) AMERA may acquire an undivided 70% ownership interest in the Property, (ii) MPDP may reacquire an undivided 30% interest (for a total undivided 60% ownership interest) in one or more of the Claim Groups, (iii) the Property will be operated during the exercise of the acquisition and reacquisition rights, and (iv) one or more joint ventures will be formed for the exploitation of one or more Claim Groups.

NOW, THEREFORE, for and in consideration of the sum of $10 paid by AMERA to MPDP, the receipt and sufficiency of which is hereby acknowledged by MPDP, and for other good and valuable consideration, the Parties agree as follows:

ARTICLE I

INTERPRETATION

1.1           Definitions

For the purposes of this Agreement, the following capitalized words and phrases when used herein have the following meanings:

Additional Property means Mineral Rights or Other Rights, or any interest therein, acquired in whole or in part within an Area of Interest and which become a part of the Assets as contemplated by Section 3.1(i).

Affiliate means, with respect to a Party, any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party and, for such purposes, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise, and includes a partnership or joint venture over which a Party exercises control.

Agreement means this Option Agreement.

Area of Interest means the area within the respective boundaries of the Property and the area up to one (1) kilometer outside of such respective boundaries as shown on Schedule  A.

Assets means the Property and all Exploration Information in the possession or under the control of MPDP as of the Effective Date, together with all Additional Property, Exploration Information, exploration tools, supplies and equipment hereafter acquired by either Party, if the costs of acquisition thereof are included in Expenditures made for the purposes of Sections 2.1 or 2.2 .

Business Day means a day that is not a Saturday, Sunday or a day on which banks in Lima, Peru are closed for business.

Claim Group shall have the meaning given the phrase in Recital A.

Completion Notice shall have the meaning given in Section 2.2(b).

Effective Date means the effective date of this Agreement first set forth above.

Encumbrance means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, royalty, restrictive covenant, a voting trust or pooling agreement with respect to securities, a deposit by way of security, a survey exception, easement, right of way or title reservation or other encumbrance of any nature.

Exchange means the Canadian TSX Venture Exchange.

Expenditures means all costs and expenses of whatever kind or nature spent or incurred by or on behalf of AMERA or MPDP, as the case may be, from and after the Effective Date in the conduct of exploration and development activities on or in relation to the Property, including, without limitation:

(a)  in preparing for and in the application for and acquisition of environmental and other permits necessary or desirable to commence and complete exploration and development activities;

(b) in doing geological, geophysical and geochemical surveys, sampling, drilling, trenching, assaying, analytical, mineralogical and metallurgical testing to determine the quantity and quality of Minerals, water and other materials or substances;

(c)  in the preparation and conduct of work programs and the presentation and reporting of Exploration Information and the results of activities undertaken to generate Exploration Information, including any program for the preparation of a feasibility study or other evaluation of Property;

(d)           for environmental remediation and rehabilitation;

(e)           in acquiring or constructing facilities, equipment or machinery, or the use thereof, and for all parts, supplies and consumables;

(f)           for salaries and wages relating to field expenses;

(g)           travelling expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of Property, including for their food, lodging and other reasonable needs;

(h)           payments to contractors or consultants for work done, services rendered or materials supplied;

(i)         the cost of insurance premiums and performance bonds or other security;

(j)         all applicable taxes; and (k)                                                                             an overhead charge equal to 10% of all Expenditures referred to in clauses (a) through (j) above.

Exploration Information means geological, geophysical, geochemical, sampling, drilling, trenching, analytical testing, assaying, mineralogical, metallurgical and other similar information concerning a Claim Group that is derived from activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit.

Holdings shall have the meaning given in Section 5.1.

Interest means an undivided right, title and beneficial ownership right in the Assets.

Interest Option means the right and option granted to AMERA to earn and acquire an undivided 70% Interest.

Joint Venture means an incorporated or unincorporated joint venture formed pursuant to Section 2.5(a).

Joint Venture Agreement means a joint venture shareholders agreement negotiated and executed by the Parties with respect to a Claim Group containing, inter alia, the provisions mentioned in Section 2.5(c).

Joint Venture Company means a company that may be formed by the Parties pursuant to Section 2.5(b).

Minerals means ores, and concentrates or metals derived there from, containing valuable minerals (including diamonds) and which are found in, on or under Property and may lawfully be explored for, mined and sold pursuant to the Mineral Rights and other instruments of title under which Property is held.

Mineral Rights means the concessions and other forms of tenure or rights to Minerals conferring the right to work upon lands for the purpose of exploring for, developing or extracting Minerals under any form of mineral title recognized under the laws of Peru or any subdivision thereof, whether contractual, statutory or otherwise.

Notice has the meaning set out in Section 6.2.

Offer has the meaning as set out in Section 5.3.

Operator means the Party having the right or option to make Expenditures and control operations under this Agreement, or an Affiliate of such Party.

Option Notice shall have the meaning given in Section 2.1(b).

Option Period means, with respect to a Claim Group, the period during which AMERA is earning its Interest and exercising the Interest Option and the period thereafter during which AMERA makes Expenditures and performs drilling with respect to one or more Claim Groups and further during which MPDP may satisfy the requirements for the exercise of one or more Reacquisition Options.

Other Rights means any interest in real property, whether freehold, leasehold, license, right of way, easement, any other surface or other right in relation to real property, and any right, licence or permit in relation to the use or diversion of water, but excluding any Mineral Rights.

Owner has the meaning as set out in Section 5.3.

Party means any person, partnership, joint venture, corporation or other form of enterprise that is a party to this Agreement.

Property means Mineral Rights and Other Rights subject to this Agreement as of the Effective Date.  The Property is comprised of all the Claim Groups.

Proposed Purchaser has the meaning as set out in Section 5.3.

Reacquisition Notice shall have the meaning given in Section 2.2(c).

Reacquisition Option means the right and option of MPDP to reacquire an undivided thirty percent (30%) Interest (for a total 60% Interest) in a Claim Group by reimbursing AMERA for certain expenditures and completing certain drilling pursuant to Section 2.2.

Rules shall have the meaning given in Section 6.9.

Transfer, Transferring and Transferred shall have the meaning given in Section 5.1.

1.2           Included Words

This Agreement will be read with such changes in gender or number as the context requires.

1.3           Headings

The headings to the Articles, sections, subsections or clauses of this Agreement are inserted for convenience only and are not intended to affect the construction hereof.

1.4           References

Unless otherwise stated, a reference herein to a numbered or lettered Article, section, subsection, clause or schedule refers to the Article, section, subsection, clause or schedule bearing that number or letter in this Agreement.  A reference to "this Agreement", "hereof", "hereunder", "herein" or words of similar meaning, means this Agreement including the schedules hereto, together with any amendments thereof.

1.5           Currency

All monetary amounts expressed herein, unless otherwise specified, refer to lawful currency of the United States of America.

1.6           Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Party, that Party confirms that it has made due and diligent inquiry of such persons (including appropriate officers of that Party) as it considers necessary as to the matters that are the subject of the representations and warranties.

1.7           Schedules

The following schedules are attached to and incorporated in this Agreement by this reference:

A                      Description of  Property

 B                      Net Smelter Returns Royalty Agreement

1.8           Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions will nevertheless be and remain valid and subsisting and the said remaining provisions will be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

ARTICLE II

INTERESTS OF THE PARTIES

2.1           AMERA’s Interest Option.

(a)           Grant of Interest Option.  MPDP hereby grants to AMERA the exclusive and irrevocable right and option (“Interest Option”) to acquire, free and clear of any and all Encumbrances created by or through MPDP, an undivided 70% Interest in the Property by completing minimum Expenditures of Two Hundred Thousand Dollars (US$200,000), including drilling costs, and diamond drilling a minimum of one thousand five hundred (1,500) cumulative meters on or before the second anniversary of the Effective Date for the exploration or development of the Property.  In addition, prior to the second anniversary of the Effective Date, AMERA shall pay, not less than thirty (30) days before they first become due, all claim fees, taxes and rents assessed to the Property, subject to the right of AMERA to drop and exclude any Claim Group from this Agreement pursuant to Section 4.1(b).  Such diamond drilling may be conducted on any one or more of the concessions and on any one or more of the Claim Groups included in the Property, and no minimum expenditure or drilling will be required on each Claim Group in order for AMERA to acquire its 70% Interest in the Property.

(b)           Option Notice.  Not later than sixty (60) days after the second anniversary of the Effective Date, AMERA shall give MPDP written notice that it has completed the minimum Expenditures, payments and drilling required by Sections 2.1(a), together with (A) a reasonably detailed accounting of such Expenditures and payments certified to be true and correct by the chief financial officer of AMERA, (B) drill logs of the drilling completed, and (C) a thorough technical report of the data and interpretations derived from such Expenditures and drilling, including all assays and geochemical, geophysical and geological analyses made (collectively, the “Option Notice”).  Upon giving the Option Notice, AMERA shall be deemed (subject to Section 2.3) to have completed the requirements necessary to exercise, and to have exercised, the Interest Option and to have acquired an initial undivided seventy percent (70%) Interest in the Property, subject to the Condition Subsequent as provided by Section 2.1(e) and further subject to the Reacquisition Option of MPDP pursuant to Section 2.2.

 (c)                      Required Reports.  AMERA shall prepare and deliver to MPDP not later than thirty (30) days after each anniversary of the Effective Date during the continuance of this Agreement a written report detailing the Expenditures made, the claim fees, taxes and rents paid, the cumulative drilling completed and any other activities carried out on the Property during the preceding year, and a thorough technical report of the data and interpretations derived from such Expenditures and drilling, including all assays and geochemical, geophysical and geological analyses made, together with copies of all technical reports prepared by or for AMERA during such year.

(d)           Option Only.  The foregoing provisions with respect to the exercise of the Interest Option and acquisition of a 70% Interest in the Property constitute an option only and nothing contained in this Agreement shall obligate AMERA to fund any Expenditures or conduct any drilling on or for the benefit of the Property, subject to the obligation of AMERA to pay claim fees, taxes and rents, if required pursuant to Section 4.3.

(e)           Condition Subsequent/Reversion of Interest.  On or before the fifth anniversary of the Effective Date, AMERA shall have either (i) given MPDP a Completion Notice for each

Claim Group included in the Property, pursuant to Section 2.2(b), or (ii) dropped and excluded such Claim Group from this Agreement pursuant to Section 4.1(b).  The failure of AMERA to give MPDP a Completion Notice for a Claim Group on or before the fifth anniversary of the Effective Date shall effect the automatic divestiture of AMERA’s Interest in such Claim Group and reversion thereof to MPDP without any further act or notice on the part of MPDP.  The divestiture of AMERA’s Interest in a Claim Group and reversion thereof to MPDP shall not affect AMERA’s Interest in any Claim Group for which AMERA has given MPDP a timely Completion Notice.  Upon request by MPDP, AMERA shall execute and deliver to MPDP a special warranty assignment of such divested Interest in the form provided by Section 2.4.

2.2           MPDP’s Reacquisition Rights

(a)           Reacquisition Option.   At such time as AMERA shall have (i) completed at AMERA’s sole cost and expense fifteen hundred (1,500) meters of cumulative diamond drilling on a Claim Group, including any diamond drilling conducted pursuant to Section 2.1(a) on such Claim Group, (ii) paid or caused to be paid all claim fees, taxes and rents that have first become due for such Claim Group since the Effective Date, and (iii) given MPDP notice thereof, MPDP shall have the exclusive and irrevocable right and option to reacquire an undivided thirty percent (30%) Interest (for a total sixty percent (60%) Interest) in such Claim Group.

(b)           Completion Notice.  AMERA shall give MPDP written notice of its completion of the drilling and payments contemplated by Section 2.2(a) for a Claim Group, together with (i) a reasonably detailed statement of the Expenditures and payments made for and the drilling conducted on such Claim Group certified to be true and correct by the chief financial officer of AMERA, (ii) drill logs of the drilling completed, and (iii) a thorough technical report of the data and interpretations derived from such Expenditures and drilling, including all assays and geochemical, geophysical and geological analyses made (collectively, the “Completion Notice”).  Upon giving the Completion Notice, AMERA shall be deemed (subject to Section 2.3) to have completed the requirements necessary to trigger MPDP’s Reacquisition Option with regard to the Claim Group that is the subject of the Completion Notice.

(c)           Reacquisition Notice.  Within sixty (60) days after MPDP receives AMERA’s Completion Notice required by Section 2.2(b), MPDP shall give AMERA notice (“Reacquisition Notice”) of MPDP’s election to reacquire or not to reacquire an undivided thirty percent (30%) Interest (for a total sixty percent (60%) Interest) in the Claim Group that is the subject of the Completion Notice.

(d)           Reacquisition Reimbursement and Drilling.  If MPDP timely gives a Reacquisition Notice electing to reacquire such Interest, MPDP shall (i) within thirty (30) days after giving the Reacquisition Notice reimburse AMERA for two (2) times the amount of AMERA’s Expenditures on or for the benefit of the Claim Group that is the subject of the Completion Notice, including AMERA’s Expenditures to complete fifteen hundred (1,500) meters of diamond drilling on such Claim Group, and (ii) complete, within two (2) years after the Reacquisition Notice is given, three thousand  (3,000) meters of cumulative diamond drilling on such Claim Group at MPDP’s sole cost and expense.  The amount of the reimbursement shall be determined by AMERA’s certified accounting (subject to Section 2.3).  Upon timely completion of such reimbursement and drilling by MPDP, MPDP shall have exercised the Reacquisition Option and shall have an initial undivided sixty  percent (60%) Interest in such Claim Group and AMERA shall have an initial undivided forty percent (40%) Interest therein.

              (e)           Required Report.  Within thirty (30) days after completion of the drilling required to exercise the Reacquisition Option, MPDP shall prepare and deliver to AMERA (i) drill logs of the drilling completed, and (ii) a thorough technical report of the data and interpretations derived from such drilling, including all assays and geochemical, geophysical and geological analyses made.

(f)           Failure to Exercise Reacquisition Option.  If MPDP elects not to reacquire an undivided thirty percent (30%) Interest in a Claim Group that is the subject of a Completion Notice, or if MPDP fails timely to give an affirmative Reacquisition Notice with regard to a Claim Group included in a Completion Notice, or if MPDP fails timely to complete the reimbursement or drilling required by Section 2.2(d), AMERA shall retain its entire Interest in the Claim Group and shall have an initial undivided seventy percent (70%) Interest in such Claim Group free and clear of any Encumbrance created by or through MPDP and free and clear of any further MPDP Reacquisition Option.  Thereafter, MPDP shall have an initial undivided thirty percent (30%) Interest in such Claim Group.

(g)           Option Only.  The foregoing provisions with respect to the exercise of the Reacquisition Option constitute an option only and nothing contained in this Agreement shall obligate MPDP to undertake reimbursement or drilling or to complete once begun all of the drilling necessary to reacquire an undivided thirty percent (30%) Interest (for a total sixty percent (60%) Interest) in a Claim Group.

2.3           Audit of Expenditures.

A Party shall have the right to audit accounts and records of the other Party relating to Expenditures made or drilling performed by such other Party if such audit is requested within sixty (60) days after the auditing Party receives an Option Notice pursuant to Section 2.1(b), a Completion Notice pursuant to Section 2.2(b) or a Reacquisition Notice pursuant to Section 2.2(c).  Such audit shall be made at such reasonable time and place as the auditing Party may designate that will not unreasonably interfere with the operations of the audited Party.  If such audit determines that there is a deficiency in the amount of Expenditures or drilling, the audited Party may cure such deficiency by making qualifying Expenditures or performing qualifying drilling equal to the shortfall within ninety (90) days after receipt of a copy of the audit results or, in lieu thereof, pay the amount or value of the shortfall to the auditing Party in cash.  The auditing Party shall pay all costs of the audit unless a deficiency of five percent (5%) or more of the required Expenditures or drilling is determined to exist.  The audited Party shall pay the costs of the audit if a deficiency of five percent (5%) or more of the required Expenditures or drilling is determined to exist.

2.4           Conveyance of Interests.

At any time after final disposition of MPDP’s Reacquisition Option and formation of a Joint Venture Company with respect to a Claim Group, the Parties shall cause the title to the concessions comprising the Claim Group to be conveyed to the Joint Venture Company.  Such conveyance shall be made by a recordable special warranty assignment, subject to usual and customary matters applicable to Peruvian mineral concessions, with warranty that the conveyance is made free and clear of any and all Encumbrances created by or through the grantor, and not otherwise.

2.5           Joint Venture.

(a)           Formation of Joint Venture.  Upon final disposition of MPDP’s Reacquisition Option in a Claim Group, MPDP and AMERA will form a Joint Venture and execute a Joint Venture Agreement with respect to such Claim Group.  The Joint Venture will be formed for the purpose of carrying out all such acts that are necessary or appropriate to:

(i)           hold the Assets relating to the Claim Group;

(ii)           explore the Claim Groups for Minerals and, if feasible, develop a mine thereon;

(iii)          so long as it is technically, economically and legally feasible, operate such mine and exploit the Minerals extracted from the Claim Groups; and

(iv)           carry out any other activity in connection with or incidental to any of the foregoing.

(b)           Joint Venture Company.  Upon the formation of a Joint Venture under Section 2.5(a), MPDP and AMERA may form a Joint Venture Company.  The Joint Venture and the Joint Venture Company, if any, shall be structured in such a manner as to be tax efficient for the Parties.  The Parties will promptly cause their respective Interests in the relevant Claim Group to be conveyed to the Joint Venture Company upon its formation.  Not later than thirty (30) days after the formation of  a Joint Venture the Parties will execute and deliver a Joint Venture Agreement with respect to the Claim Group in the form negotiated and agreed upon pursuant to Section 2.5(c)

(c)           Joint Venture Agreement Form.  Within sixty (60) days after the exercise by AMERA of its Interest Option, the Parties will negotiate in good faith and agree upon the form of a Joint Venture Agreement.  The Joint Venture Agreement shall contain, among other things; (i) standard representations and warranties on the part of each of the Parties, that are commercially reasonable in the circumstances; (ii) provisions as to restrictions on the transfer of the joint venture interest to non-affiliated companies and a right of first refusal in the event of a contemplated transfer to a non-affiliated company; (iii) provisions as to venture governance, including the formation and authority of a management committee and the designation, duties, resignation and removal of an operator; (iv) provisions as to valuation of contributions and dilution of interests (when a participant elects not to contribute its pro rata share of an approved program and budget) and as to double dilution (in the case of the latter, when a venture participant agrees to contribute its pro rata share and subsequently fails to do so); (v) provisions for conversion of a Party’s interest to a One Percent (1%) net smelter return royalty upon a Party’s percentage interest in the Joint Venture being reduced to 10% or less, including provision for the execution of a royalty agreement by the Parties in such event substantially in the form attached hereto as  Schedule B; (vi) provisions as to force majeure; (vii) provisions as to confidentiality; (viii) provisions as to governing law (British Columbia); and (ix) provisions for arbitration of joint venture disputes under UNCITRAL rules.

2.6           Representations and Warranties

(a)           Each Party represents and warrants to the other that:

(i)           if a company, it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of the jurisdiction of its incorporation and is qualified to do business and to hold an interest in the  Property in the jurisdiction in which the Property is located;

(ii)          it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder; and

(iii)         it has duly obtained all authorizations for the execution, delivery and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws.

(b)           MPDP represents and warrants to AMERA that to the best of MPDP’s knowledge:

(i)  it is the sole beneficial onwer of a 100% undivided interest in and to the Property;

(ii)  the Property is in good standing under the laws of the jurisdiction in which the Property is located;

(iii)  the Property is free and clear of all liens, charges and encumbrances and is not subject to any right, claim or interest of any other person;

(iv)  it has complied with all laws in effect in the jurisdiction in which the Property is located with respect to the Property, and such Property has been duly and properly  registered in accordance with such laws; and

(v) there is no adverse claim or challenge against or to the ownership of or title to the Mineral Rights, or any portion thereof nor is there any basis therefor and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof or interest therein and no person has any royalty or interest whatsoever in production or profits from the Property or any portion thereof.

(c)           The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transaction contemplated hereby and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party shall be entitled, in addition to any other remedy to which it may be entitled, to set off any such loss, damage or costs suffered by it as a result of any such breach against any payment required to be made by it to any other party hereunder.

ARTICLE III

OPERATIONS DURING OPTION PERIOD

3.1           Duties of the Operator.

AMERA shall be the Operator during the Option Period, except with regard to drilling operations undertaken by MPDP for the purpose of exercising a Reacquisition Option with respect to a particular Claim Group and for such limited purpose only MPDP shall be the Operator for such operations.  The Operator shall comply with the following requirements and obligations, except as otherwise specifically provided:

(a)           Concessions Maintenance.  At all times during the Option Period, AMERA shall take all action necessary to maintain the Property in good standing, including (i) timely payment of all claim fees, taxes and rents, performance of all qualifying work, and filing of all reports required to maintain the Property; and (ii) timely filing in the appropriate governmental offices of all applications for extensions or renewals of the concessions.  Not less than thirty (30) days prior to the date the payments, performances or filings set forth in clauses 3.1(a)(i) and (ii) are first due, AMERA will provide MPDP with proof of performance of such obligations or AMERA shall have previously provided MPDP with notice that AMERA elects to drop and exclude such Claim Group and the concessions included therein from this Agreement pursuant to Section 4.1(b).  If AMERA fails timely to provide such proof or, alternatively, such notice, MPDP may (but shall not be obligated to) make such payments, performance or filings and AMERA will promptly reimburse MPDP for all expenses incurred by MPDP in connection therewith.

(b)           Compliance with Applicable Laws.  All activities undertaken by the Operator pursuant to this Agreement shall be conducted in compliance with applicable national, provincial, departmental and local laws, rules and regulations, including environmental laws and all lawful orders of any governmental authority or agency, and in compliance with mutually acceptable safety standards and procedures consistent therewith.  AMERA covenants with MPDP that in the performance of this Agreement AMERA will, and will cause its officers, directors, agents, employees, consultants and contractors to, comply strictly with the Foreign Corrupt Practices Act (United States) 15 U.S.C., Sections 78dd-1, et seq., which, it is acknowledged, prohibits, inter alia, the direct or indirect payment or offering of money or anything of value to any government official, political party, or candidate for a political office for the purpose of obtaining or retaining business (a “proscribed payment”).  AMERA represents and warrants that in the performance of its obligations hereunder or otherwise in connection with the conduct of business contemplated herein:  (i) it has not made, and will not make, any such proscribed payment; and (ii) it was not, and will not be, in violation of similar legislation in Canada, namely the Corruption of Foreign Public Officials Act (Canada) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

(c)           Standard of Care.  The Operator shall conduct all activities relating to the Property in a good, workmanlike and efficient manner and in accordance with accepted industry standards and practices and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Property.

(d)           Hazardous Substances.  All hazardous substances or wastes and solid wastes that the Operator or its contractors generate in connection with its activities shall become the sole property of the Operator.  The Operator shall be solely responsible for the proper handling, transportation, storage and disposal of such substances or wastes generated in connection with its activities and, without limiting the foregoing, shall, if necessary, use one or more hazardous waste manifests signed by the Operator as generator to have such hazardous substances or wastes transported to a location selected by the Operator for final disposal.  All laboratory and field equipment are the sole responsibility of the Operator and its contractors to decontaminate, and all hazardous substances or wastes arising from the decontamination of such equipment shall be managed and disposed of in compliance with applicable law and standards.

(e)           Permits and Consents.  The Operator shall obtain all license, permits, consents, approvals and/or authorizations required for the performance of its activities undertaken pursuant to this Agreement.

(f)           Assumption of Risk; Indemnities.

(i) AMERA, as the initial Operator, hereby assumes any and all risks associated with activities conducted by AMERA or its contractors under this Agreement.  AMERA shall release, defend, indemnify and hold MPDP, its affiliates, parents, and subsidiaries and each of their officers, directors, employees, agents and representatives harmless for, from and against any and all claims or damages, including personal injury, death or property damage, arising out of or related to its activities, including, but not limited to:

(A)           the creation by AMERA or its contractors of any environmental condition on or near Property;

(B)           the breach by AMERA or its contractors of any provision or requirement of this Agreement and/or the violation of any environmental law or other law, rule, regulation or ordinance; and/or

(C)           the treatment, storage, transportation, recycling, handling and/or disposal of any hazardous substance generated, produced or resulting from AMERA’s activities without regard to the location where, or manner in which, such hazardous substance are treated, stored, transported, handled or disposed of.

(ii) MPDP, when exercising a Reacquisition Option, hereby assumes any and all risks associated with activities conducted by MPDP or its contractors under this

Agreement.  MPDP shall release, defend, indemnify and hold AMERA, its affiliates, parents, and subsidiaries and each of their officers, directors, employees, agents and representatives harmless for, from and against any and all claims or damages, including personal injury, death or property damage, arising out of or related to its activities, including, but not limited to:

(A)           the creation by MPDP or its contractors of any environmental condition on or near Property;

(B)           the breach by MPDP or its contractors of any provision or requirement of this Agreement and/or the violation of any environmental law or other law, rule, regulation or ordinance; and/or

(C)           the treatment, storage, transportation, recycling, handling and/or disposal of any hazardous substance generated, produced or resulting from MPDP’s activities without regard to the location where, or manner in which, such hazardous substance are treated, stored, transported, handled or disposed of.

(g)           Insurance.  AMERA shall and shall cause its contractors undertaking activities under this Agreement to maintain insurance policies covering all activities under this Agreement of the type and in the minimum amounts listed below:

(i)          Worker's Compensation insurance at customary limits and Employer's Liability insurance with a limit of liability not less than $500,000 per occurrence;

(ii)                     Comprehensive General Liability insurance, covering all claims of damages for injury to person or persons, including death, to AMERA’s employees and others, and all claims on account of real property damage, without limitation or umbrella coverage;

(iii)                     Contractual Liability coverage, with a total limit of liability of at least $2,000,000, each occurrence and in the aggregate;

(iv)                     Comprehensive Automobile Liability insurance, with a total of (including umbrella coverage) $1,000,000 each occurrence and in the aggregate; and

(v)          Professional Liability insurance (errors and omissions), $1,000,000 each claim and $2,000,000 in the aggregate.

MPDP shall be named as an additional insured on the above policies.  All policies of insurance required to be maintained under this Agreement shall be written so that MPDP will be notified in writing of any cancellation, termination or restrictive amendment of such policy at least thirty (30) days prior to the effective date of such cancellation, termination or restrictive amendment.  AMERA shall provide MPDP with certificates from insurers reasonably acceptable to MPDP evidencing the above insurance prior to conducting any activities on the Concessions.

 (h)           Reports/ Data.  With respect to operations for which AMERA is the Operator, AMERA shall provide MPDP with the written reports required by Section 2.1(c).   With respect to Operations for which MPDP is Operator, MPDP shall provide AMERA with the report required by Section 2.2(f).  The Operator shall maintain records of all Exploration Information derived from operations, in paper or electronic format, and shall account for Expenditures in accordance with Canadian generally accepted accounting principles, consistently applied when AMERA is the Operator and, alternatively, in accordance with United States generally accepted accounting principles, consistently applied, when MPDP is exercising a Reacquisition Option, with sufficient data to be furnished by the Operator or MPDP, as the case may be, for the non-operating Party to reconcile the accounting to the non-operating Party’s generally accepted accounting principles, as applicable.

(i)           Acquisition of Interests in Property.  Any interest or right to acquire any interest in Mineral Rights or Other Rights within an Area of Interest that is acquired during the term of this Agreement by or on behalf of AMERA or MPDP shall be subject to the terms and conditions of this Agreement.

3.2           Technical Committee.

During the Option Period, the Parties shall each designate one representative to serve on a technical committee.  The technical committee shall meet at reasonable times and intervals at the call of the Operator upon reasonable notice.  The technical committee shall provide such technical advice and assistance to the Operator as the Operator may reasonably request.

3.3           Right of Entry.

Except as otherwise provided in this Agreement and to the extent MPDP has the legal right and power to confer same and subject to AMERA’s compliance with applicable laws and regulations pertaining to permits, authorizations and consents, AMERA, its servants and agents shall have the sole and exclusive right to:

(a)           enter in, under or upon the Property and conduct prospecting, exploration, development and mining work;

(b)           exclusive and quiet possession of the Property;

(c)           bring upon the Property and to erect thereon such mining facilities as it may consider advisable; and

(d)           remove from the Property ore or mineral products for the purpose of bulk sampling, pilot plant or test operations.

ARTICLE IV

TERMINATION

4.1           Termination by AMERA.

(a)           Withdrawal.  AMERA may terminate its rights under this Agreement at any time upon ninety (90) days written notice of its withdrawal to MPDP and delivering to MPDP within such ninety-day period such documentation as MPDP may reasonably request to evidence such termination.

(b)           Partial Termination.  AMERA may terminate its rights under this Agreement as to one or more Claim Groups and drop and exclude any such Claim Group from this Agreement upon ninety (90) days written notice to MPDP and delivery to MPDP within such ninety-day period such documentation as MPDP may reasonably request to evidence such partial termination.

4.2           Termination for Default.

MPDP may terminate the rights of AMERA under this Agreement, including the right to acquire any Interest in the Property, by written notice to AMERA if, at any time prior to the exercise of the Interest Option, AMERA fails to complete the minimum Expenditures, payments or drilling required of it to such date or otherwise fails to comply with any other material covenant or condition of this Agreement required to be kept or performed by AMERA.  No such termination shall be effective unless MPDP first gives AMERA written notice (with particulars) of such failure and AMERA fails for sixty (60) days after such notice is given to correct or cure such failure.

4.3           Continuing Liability.

On termination of this Agreement pursuant to Section 4.1(a) or 4.2, AMERA shall remain liable for continuing obligations hereunder arising out of its activities on the Property and for damages arising from its breach of this Agreement.  AMERA shall timely (i) pay all claim fees, taxes and rents, (ii) perform all qualifying work, and (iii) file all reports that are required to maintain the Property in good standing and (iv) timely file in the appropriate governmental offices all applications for extensions or renewals of the concessions, with respect to all concessions if such payment, performance or filing is first due less than ninety (90) days before the complete termination of AMERA’s rights under this Agreement pursuant to Section 4.1(a) becomes effective, or with respect to dropped and excluded concessions, if such payment, performance or filing is first due less than ninety (90) days before a partial termination of AMERA’s rights under this Agreement pursuant to Section 4.1(b) becomes effective.

4.4           Non-Compete.

After termination of this Agreement pursuant to Section 4.1(a) or 4.2, AMERA shall not directly or indirectly acquire any Mineral Rights or Other Rights, any part of which lies within an Area of Interest for a period of twenty-four (24) months after such termination becomes effective.  After partial termination of this Agreement pursuant to Section 4.1(b), AMERA shall not directly or indirectly acquire any Mineral Rights or Other Rights, any part of which lies within the Area of Interest appurtenant to the dropped and excluded Claim Group, for a period of twenty-four (24) months after such partial termination becomes effective.  If AMERA or its

Affiliate breaches this Section, AMERA or its Affiliate, as applicable, shall be obligated to offer to convey to MPDP, without cost, any such Mineral Rights or Other Rights so acquired.

4.5           Delivery of Data.

Within thirty (30) days after the complete or partial termination of AMERA’s rights under this Agreement is effective pursuant to Section 4.1 or 4.2, AMERA shall deliver to MPDP all Exploration Information and other information delivered to AMERA by MPDP, and all Exploration Information, including electronic data, interpretations, reports, drill core, samples and other tangible things, derived from the relevant Areas of Interest by or for AMERA.

4.6           Reclamation.

Within thirty (30) days after the termination of AMERA’s rights under this Agreement is effective pursuant to Section 4.1 or 4.2, AMERA shall (i) perform all environmental and reclamation activities required by law or the governmental agency having jurisdiction that are related to AMERA’s activities within any relevant Area of Interest; and (ii) reclaim and restore any portions of any relevant  Claim Group that is in any way affected, damaged or disturbed due to AMERA’s activities to a condition that is, to the extent practicable, consistent with conditions that existed before the commencement of its activities, including without limitation removal of all machinery and equipment, sealing of bore holes with non-contaminated soil, grout or other appropriate material, and recontouring and reseeding disturbed surfaces.

ARTICLE V

TRANSFERS

5.1           Limitations on Transfers

Except if permitted under and in accordance with this Agreement, no Party will transfer, convey, assign, grant an Encumbrance or grant an option in respect of or grant a right to purchase or in any manner alienate or otherwise dispose of (in this Article, “Transfer”) any or all of its Interest or transfer or assign any or all of its rights under this Agreement (in this Article, such Interests and rights, collectively, “Holdings”).

5.2           Prohibited Dispositions

A Party is prohibited from Transferring any of its Holdings unless:

(a)           such Transfer occurs when such Party is not in default of any of the covenants or conditions herein required to be kept or performed by such Party; and

(b)           such Transfer is made with the consent of the other Party, which consent may be withheld in the exercise of such other Party’s sole discretion, or

(c)            such transfer is made in conformity with the procedure prescribed in Section 5.3, in which case the consent of the other Party shall be deemed to have been given.

5.3           Right of First Refusal

If a Party (hereinafter in this Section referred to as the “Owner”) makes a bona fide offer to or receives a bona fide offer from an independent third party (the “Proposed Purchaser”) dealing at arm’s length with the Owner, to purchase all or part of the Owner’s Holdings which offer the Owner desires to accept, then the Owner will first offer (the “Offer”) such Holdings in writing to the other Party on the terms offered by the Proposed Purchaser.  The Offer will specify the price and terms and conditions of such sale, the name of the Proposed Purchaser and, if the offer received by the Owner from the Proposed Purchaser provides for any consideration payable to the Owner other than in cash, the Offer will include the Owner’s good faith estimate of the cash equivalent of the non-cash consideration.  If within a period of sixty (60) days after receipt of the Offer, the other Party notifies the Owner in writing that it will accept the same, the Owner will be bound to sell such Holdings to the other Party (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer.  If the Offer so accepted by the other Party contains the Owner’s good faith estimate of the cash equivalent consideration as aforesaid, and if the other Party disagrees with the Owner’s best estimate, the other Party will so notify the Owner at the time of acceptance and the other Party will, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price.  If the other Party so notifies the Owner, the acceptance by the other Party will be effective and binding upon the Owner and the other Party and the cash equivalent of any such non-cash consideration will be determined by binding arbitration pursuant to the terms and conditions of this Agreement and will be payable by the other Party, subject to prepayment as hereinafter provided, within sixty (60) days following its determination by arbitration.  The other Party will in such case pay to the Owner, against receipt of an absolute transfer of clear and unencumbered title to the Holdings of the Owner being sold (subject, however, to the terms and conditions of this Agreement), the total purchase price which it specified in its notice to the Owner and such amount will be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.  If the other Party fails to notify the Owner before the expiration of the time limited therefor that it will purchase the Holdings offered, the Owner may sell and transfer such Holdings to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of sixty (60) days, provided that the terms of this Section will again apply to such Holdings if the sale to the Proposed Purchaser is not completed within the said sixty (60) days.  Any sale hereunder will be conditional upon the Proposed Purchaser delivering a written undertaking to the other Party, in form and content satisfactory to its counsel, that the Proposed Purchaser shall be bound by and the Holdings so acquired shall be subject to the terms and conditions of this Agreement.

5.4           Exceptions

Nothing in Section 5.2 or Section 5.3 applies to or restricts in any manner:

(a)           a disposition by the transferring party (the “Transferring Party”) of part or all of its Holdings to an Affiliate of the Transferring Party, provided that such Affiliate first assumes and agrees to be bound by the terms of this Agreement; or

(b)           an amalgamation or corporate reorganization involving the Transferring Party which has the effect in law of the amalgamated or surviving corporation possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor corporation; or

(c)           a forfeiture, withdrawal or Transfer that is otherwise specifically required or permitted under this Agreement.

5.5           Conditions of Transfers

As a condition of any Transfer other than to another Party or a Joint Venture Company, the transferee must covenant and agree to be bound by the terms and conditions of this Agreement, including this Article 5, and prior to the completion of any such Transfer, the Transferring Party will deliver to the other Party evidence thereof in form and content satisfactory to its counsel.  Notwithstanding any such Transfer, the Transferring Party will remain liable for all of its obligations hereunder, unless all Holdings of the Transferring Party have been Transferred to a third party pursuant to Section 5.3 or Section 5.4.

ARTICLE VI

GENERAL

6.1           Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws applicable in the courts of British Columbia, Canada without regard for conflicts of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

6.2           Notices.

Any notice, direction, election or other communication (a “notice”) given hereunder, regardless of whether such notice was required, permitted or otherwise provided pursuant to or in respect of this Agreement, shall be in writing and may be personally delivered by commercial courier or sent by facsimile to the address or fax number set forth below.  A notice, if personally delivered, shall be deemed to have been given and received on the day of delivery and, if sent by facsimile, will be deemed to have been given and received on the day sent, if delivered or sent during normal business hours of the recipient on a business day, otherwise on the next following business day if delivered or sent outside of normal business hours.   Notices in each case shall be addressed as follows:

(a)           If to MPDP, to:

Minera Phelps Dodge Peru S.A.C.
c/o William C. Williams

1 North Central Avenue

Phoenix, Arizona 85004

USAFAX:  602.366.7314

:

With copy to:

Freeport McMoran Exploration Corporation

1 North Central Avenue
Phoenix, Arizona  85004
USA

Fax:                      602.366.7314
Attention:            Richard Leveille, President

(b)           If to AMERA, to:

Amera Resources (BVI) Inc.

709 – 837 West Hastings Street

Vancouver, British Columbia V6C 3N6

Canada

Fax:                  (604) 687-1858
Attention:        Nikolaos Cacos, President and CEO

With a copy to:

Amera Resources Corporation

709 – 837 West Hastings Street

Vancouver, British Columbia V6C 3N6

Canada

Fax:                  (604) 687-1858
Attention:        Nikolaos Cacos, President and CEO

Any Party may give, at any time, notice in writing to the other Party of any change of address of the Party giving such notice and, from and after the giving of such notice, the address or addresses therein specified shall be deemed to be the address of such Party for purposes of giving notice hereunder.

6.3           Further Assurances.

The Parties shall execute and deliver such documents and do such other things as may be necessary or advisable to give effect to the intent of the Parties under this Agreement.

6.4           Amendment and Waiver.

No provision of this Agreement may be amended or waived except by an instrument in writing signed by the Parties hereto.  An amendment or waiver of any provision of this

Agreement will be binding upon a Party only if in writing and signed by that Party.  Any waiver of any provision of this Agreement shall apply only to the subject matter of that written waiver.

6.5           Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

6.6           Press Release.

 Subject to the confidentiality provisions of Section 6.7, AMERA may from time to time issue a press release, setting forth, among other things, the terms of the transaction contemplated herein, provided that AMERA shall deliver to MPDP in writing the proposed press release not less than three (3) Business Days in advance of its release, and further provided that AMERA will accept and incorporate in such release all of MPDP’s reasonable comments.

6.7           Confidentiality.

The terms of this Agreement and all Exploration Information and other data and information exchanged between the Parties, including the nature and existence of the transaction contemplated hereunder, shall be confidential and such confidential information provided to the other Party shall not be used (except to evaluate the transaction described herein) or disclosed to any third party, except in compliance with the procedures of Section 6.6 or as required by law or applicable stock exchange rule and, in such circumstances, only in compliance with the procedures of Section 6.6.  A Party may disclose confidential information to its directors, officers, the directors and officers of its Affiliates, advisors, consultants and lenders or prospective lenders or financing sources (collectively “Recipients”) for the purpose of evaluating the transaction contemplated hereby or in connection with the future planned activities on the Property, provided that those Recipients agree to maintain such information in confidence in accordance with the provisions of this Section 6.7.  Information in the public domain or otherwise lawfully obtained by a Party from another source shall not be subject to the foregoing constraints.  If this Agreement is terminated, AMERA will return and deliver to MPDP all documents containing confidential information, except that AMERA may retain a summary of the documents returned and delivered to MPDP in order to have a record of the documents so returned or delivered.  Each Party agrees to defend, indemnify and hold harmless the other Party for, from and against any loss, cost, expense or damage arising from the failure of the indemnifying Party to comply with the provisions of this Section.

6.8           Force Majeure.

The obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or not, beyond its reasonable control.

6.9           Arbitration.

Any disagreement between the Parties or matter in dispute hereunder will be taken to successively higher levels of the Parties’ management.  If there is no resolution of the dispute at the level of the respective chief executive officers of AMERA and MPDP, then a Party may refer the matter to arbitration as hereinafter provided, and any such disagreement or disputed matter that cannot be settled through such corporate process will be determined by three arbitrators, being one arbitrator appointed by each of the Parties and the third arbitrator to be appointed by the first two arbitrators.  The two arbitrators selected by the respective Parties will be experienced and knowledgeable in the mining industry.  Arbitration hereunder will be conducted in accordance with the commercial arbitration rules of the United Nations Commission on International Trade Laws (“UNCITRAL”) (in this Section 6.9, the "Rules").  The arbitrators will fix a time and place in Vancouver, British Columbia, Canada for the purpose of hearing the evidence and representations of the Parties and they will preside over the arbitration and determine all questions of procedure not provided for under the Rules or this Section.  The arbitrators will make a written award and deliver a copy to each of the Parties.  The expense of the arbitration, including the arbitrators’ travel costs, expert witness fees and attorneys fees and costs, will be paid as determined in the discretion of the panel, having due regard for the outcome of the arbitration and the relationship of the result to the positions taken by the Parties.   The award of the panel will be final and binding upon each of the Parties.  Except where matters are expressed herein to be subject to arbitration, the courts of the province of British Columbia, Canada will have exclusive jurisdiction to hear and determine all matters relating to this Agreement, including enforcement of the obligation to arbitrate.  Nothing contained in this Section 6.9 is intended to affect the rights of a Party to enforce in courts outside of British Columbia an award or a judgment entered thereon.

6.10                      Time of the Essence.

Time shall be of the essence in the performance of this Agreement.

6.11                      Entire Agreement.

This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties or any of them with respect to the subject matter hereof.

6.12                      Condition Precedent.

This Agreement is subject to the prior acceptance of this Agreement by the Exchange.  AMERA covenants with MPDP to undertake diligently to obtain all requisite regulatory approvals to the execution, delivery and performance of this Agreement and to promptly give MPDP notice thereof.  If the condition precedent contemplated by this Section has not been removed or satisfied on or before thirty (30) days after the Effective Date, this Agreement, without further notice or action of any Party, shall be terminated and the provisions of Sections 4.3 through 4.6 shall apply.

6.13                      Counterparts/ Registration.

This Agreement may be signed in counterparts and delivered by facsimile.  Each of the counterparts, when delivered, will be deemed to be the original and all of which together will constitute one and the same document.  If this Agreement is delivered by facsimile, a copy of the signed original will be provided to the other Party by courier.  This Agreement shall be registered as a cesion minera in accordance with the applicable laws of Peru.

IN WITNESS WHEREOF this Agreement has been executed as of the date first above given.

MINERA PHELPS DODGE PERU S.A.C.

By: /s/ Richard Leveille
Richard Leveille, President

AMERA RESOURCES (BVI) INC.

By: /s/ Nikolaos Cacos, President
Nikolaos Cacos, President